Exhibit 11.1


                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)


                                         Six months             Quarter
                                      ended January 31,     ended January 31,

                                      1996      1995        1996      1995


Loss from continuing operations   $ (305,433)$ (401,225)$ (131,225)$ (211,121)
Income from operations of
  discontinued operation                  --    108,903         --     49,764

Net loss applicable to
  common stock                    $ (305,433)$ (292,322)$ (131,225)$ (161,357)


Common and common equivalent
  shares -
    primary:
  Weighted average common
    shares outstanding             5,822,271  5,802,885  5,830,591  5,806,994
  Adjustments for assumed
    exercise of stock options         30,664*   122,378*    57,610*    64,874*
  Adjustments for assumed
    exercise of stock warrants         2,489*    43,818*    23,492*    46,590*
  Weighted average number of
    common and common equivalent
    shares outstanding             5,855,424  5,969,081  5,911,693  5,918,458

Common and common equivalent
    shares - fully diluted:
  Weighted average common
    shares outstanding             5,822,271  5,802,885  5,830,591  5,806,994
  Adjustments for assumed
    exercise of stock options        73,016*    129,094*    73,016*    64,874*
  Adjustments for assumed
    exercise of stock warrants        7,397*     46,222*    35,385*    46,590*
  Weighted average number of
    common and common
    equivalent shares
    outstanding                   5,902,684   5,978,201  5,938,992  5,918,458

Loss from continuing operations
    per share of common stock:
      Primary and fully diluted  $    (0.05)  $   (0.07) $   (0.02)$    (0.04)
Income from operations of
  discontinued operation per
  share of common stock:
      Primary and fully diluted          --        0.02         --       0.01
Net loss per share of common stock:
    Primary and fully diluted    $    (0.05) $    (0.05) $   (0.02)$    (0.03)


* Anti-dilutive.




These calculations are submitted in accordance with Regulation S-K item 601
(b) (11) which differs from the requirements of paragraph 40 of Accounting Principles Board Opinion No. 15 because they produce an anti-dilutive result.